INVESTMENT SUBADVISORY AGREEMENT

     INVESTMENT SUBADVISORY AGREEMENT, effective __________, by and between Calvert Asset Management Company, Inc., a Delaware corporation registered as an investment Advisor under the Investment Advisors Act of 1940 (the "Advisor"), and Turner Investment Partners, Inc., a Pennsylvania corporation (the "Subadvisor").

     WHEREAS, the Advisor is the investment advisor to the Calvert Social Investment Fund (the "Trust"), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Advisor desires to retain the Subadvisor to furnish it with certain investment advisory services in connection with the Advisor's investment advisory activities on behalf of the Trust and any series of the Trust, for which Schedules are attached hereto (each such series referred to individually as the "Fund").

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is hereby agreed as follows:

     1.     Services  to  be  Rendered  by  the  Subadvisor  to  the  Fund.

     (a) Investment Program. Subject to the control of the Trust's Board of Trustees and the Advisor, the Subadvisor at its expense, as set forth in Section 1(c) of this Agreement, continuously will furnish to the Fund an investment program for such portion, if any, of Fund assets designated by the Advisor from time to time. With respect to such assets, the Subadvisor will make investment decisions, subject to Section 1(g) of this Agreement, and will place all orders for the purchase and sale of portfolio securities. The Subadvisor is deemed to be an independent contractor and, except as expressly provided or authorized by this Agreement, has no authority to act for or represent the Trust or the Advisor in any way or otherwise be deemed an agent of the Trust or the Advisor. In the performance of its duties, the Subadvisor will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Trust 's Declaration of Trust, Bylaws and Registration Statement as from time to time amended, (iv) relevant undertakings provided to State securities regulators, (v) the stated investment objective, policies and restrictions of the Fund, and (vi) such other guidelines as the Board of Trustees or Advisor may establish. The Advisor is responsible for providing the Subadvisor with current copies of the materials specified in Subsections (a)(iii), (iv), (v) and (vi) of this Section 1.

          (b) Availability of Personnel. The Subadvisor at its expense will make available to the Trustees and Advisor at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Advisor and the Subadvisor, by telephone, in order to review the Fund's investment policies and to consult with the Trustees and Advisor regarding the Fund's investment affairs, including economic, statistical and investment matters relevant to the Subadvisor's duties hereunder, and will provide periodic reports to the Advisor relating to the investment strategies it employs.

          (c) Expenses, Salaries and Facilities. The Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities and other investments, including any brokerage commissions and all taxes, including any interest and penalties with respect thereto) including, but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement.

          (d) Compliance Reports. The Subadvisor at its expense will provide the Advisor with such compliance reports relating to its duties under this Agreement as may be agreed on by such parties from time to time.

          (e) Valuation. The Subadvisor will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund for which the Subadvisor has responsibility on a daily basis (unless otherwise agreed on by the parties hereto) and at such other times as the Advisor shall reasonably request.

          (f)     Executing  Portfolio  Transactions.

          (i) Brokerage. Subadviser shall have the authority to select brokers, dealers and other firms to purchase and sell assets of the Fund. In selecting brokers and dealers to execute purchases and sales of investments for the Fund, the Subadvisor will use its best efforts to obtain the most favorable price and execution available in accordance with this paragraph. The Subadvisor agrees to provide the Advisor and the Fund with copies of its policy with respect to allocation of brokerage on trades for the Fund. Subject to review by the Trustees of appropriate policies and procedures, the Subadvisor may cause the Fund to pay a broker a commission for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction. If the first broker provided brokerage and/or research services, including statistical data, to the Subadvisor, the Subadvisor shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

(ii) Aggregate Transactions. In executing portfolio transactions for the Fund, the Subadvisor may, but will not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund, to the extent permitted by applicable laws and regulations. If the Subadvisor chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients involved in the transaction

(iii) Directed Brokerage. The Advisor may direct the Subadvisor in writing to use a particular broker or dealer for one or more trades if, in the sole opinion of the Advisor, it is in the best interest of the Fund to do so.

(iv) Brokerage Accounts. The Advisor authorizes and empowers the Subadvisor to direct the Fund's custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called "brokerage accounts") for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Subadvisor shall select as provided above. The Subadvisor may, using such of the securities and other property in the Fund as the Subadvisor deems necessary or desirable, direct the Fund's custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Subadvisor deems desirable or appropriate.

          (g) Social Screening. The Advisor is responsible for screening those investments of the Fund subject to social screening ("Securities") to determine that the Securities investments meet the Fund's social investment criteria, as may be amended from time to time by the Trustees and for notifying the Subadvisor of its determination in writing (including e-mail). The Subadvisor will buy only those Securities permitted by the Fund's investment program which the Advisor determines pass the Fund's social screens and of which the Advisor has notified the Subadvisor. In the event that the Advisor notifies the Subadvisor that a security already in the Fund's portfolio no longer passes the Fund's social screen, the Advisor shall instruct the Subadvisor whether the Subadvisor should dispose of the security immediately or at such time as the Subadvisor believes would be least detrimental to the Fund. To the extent instructed by the Advisor, the Subadvisor shall have no liability for the disposition of any securities under this paragraph. With respect to this paragraph, the form of notification shall be mutually agreed upon by the parties.

          (h) Voting Proxies. The Advisor agrees to take appropriate action (which includes voting) on all proxies for the Fund's portfolio investments in a timely manner in accordance with the Advisor's Proxy Voting Guidelines.

          (i) Furnishing Information for the Fund's Proxies and Other Required Mailings. The Subadvisor agrees to provide the Advisor in a timely manner with all information necessary, including information concerning the Subadvisor's controlling persons, for preparation of the Fund's proxy statements or other required mailings, as may be needed from time to time.

     2.     Books  and  Records.

     (a) In connection with the purchase and sale of the Fund's portfolio securities, the Subadvisor shall arrange for the transmission to the Fund's custodian, and/or the Advisor on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Advisor to perform its accounting and administrative responsibilities with respect to the management of the Fund.

     (b) Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisors Act of 1940, and any other applicable laws, rules or regulations regarding recordkeeping, the Subadvisor agrees that: (i) all records it maintains for the Fund are the property of the Fund; (ii) it will surrender promptly to the Fund or Advisor any such records upon the Fund's or Advisor's request; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(b) or any other applicable rule insofar as such records relate to the investment affairs of the Fund for which the Subadvisor has responsibility under this Agreement; and (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

     (c) The Subadvisor represents that it has adopted and will maintain at all times a suitable Code of Ethics that covers its activities with respect to its services to the Fund.

     (d) The Subadvisor shall supply to the Trust's Board of Trustees its policies on "soft dollars," trade allocations and brokerage allocation procedures. The Subadvisor shall maintain appropriate fidelity bond and errors and omission insurance policies.

     3. Exclusivity. Each party and its affiliates may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses; provided, however, that during the term of this Agreement, the Subadvisor will not provide investment advisory services to any other investment company registered under the 1940 Act which is classified as a "Technology Fund" which invests in socially screened securities. In the event that the Advisor were to consider the award of additional mandates to the Subadvisor, the terms of exclusivity agreements for those portfolios and strategies would be determined as part of the due diligence process for such additional portfolios.

     4. Compensation. The Advisor will pay to the Subadvisor as compensation for the Subadvisor's services rendered pursuant to this Agreement an annual Subadvisory fee as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be paid by the Advisor (and not by the Fund). Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadvisor shall serve for less than the whole of a month, the compensation as specified shall be prorated based on the portion of the month for which services were provided. The Schedules may be amended from time to time, in writing agreed to by the Advisor and the Subadvisor, provided that amendments are made in conformity with applicable laws and regulations and the Declaration of Trust and Bylaws of the Trust. Any change in the Schedule pertaining to any new or existing series of the Trust shall not be deemed to affect the interest of any other series of the Trust and shall not require the approval of shareholders of any other series of the Trust.

     5. Assignment and Amendment of Agreement. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment (as defined under the 1940 Act) or if the Investment Advisory Agreement between the Advisor and the Trust relating to the Fund shall terminate for any reason. This Agreement constitutes the entire agreement between the parties, and may not be amended except in a writing signed by both parties. This Agreement shall not be materially amended unless, if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Advisor or the Subadvisor.

     6. Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any Fund now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of that Fund's outstanding voting securities. This Agreement shall remain in full force and effect with respect to a Fund continuously thereafter (unless terminated automatically as set forth in Section 5.) except as follows:

          (a) The Trust may at any time terminate this Agreement without penalty with respect to any or all Funds by providing not less than 60 days written notice delivered or mailed by registered mail, postage prepaid, to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Trustees of the Trust or (ii) outstanding voting securities of the applicable Fund.

          (b) This Agreement will terminate automatically with respect to a Fund unless by January 1, 2002 and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Trustees of the Trust or the shareholders of such Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of any Fund for their approval and such shareholders fail to approve such continuance as provided herein, the Subadvisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

          (c) The Advisor may at any time terminate this Agreement with respect to any or all Funds by not less than 60 days written notice delivered or mailed by registered mail, postage prepaid, to the Subadvisor, and the Subadvisor may at any time terminate this Agreement with respect to any or all Funds by not less than 90 days written notice delivered or mailed by registered mail, postage prepaid, to the Advisor, unless otherwise mutually agreed in writing.

     (d) The Advisor may terminate this Agreement with respect to any or all Funds immediately by written notice if the Confidentiality and Non-Use Agreement referred to in Section 11 of this Agreement is, in the sole opinion of the Advisor, violated.

     Upon termination of this Agreement with respect to any Fund, the duties of the Advisor delegated to the Subadvisor under this Agreement with respect to such Fund automatically shall revert to the Advisor.

     7. Notification to the Advisor. The Subadvisor promptly shall notify the Advisor in writing of the occurrence of any of the following events:

          (a) the Subadvisor shall fail to qualify as a "bank" under the Investment Advisors Act of 1940, as amended;

          (b) the Subadvisor shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Fund;

          (c) a material violation of the Subadvisor's Code of Ethics is discovered and, again, when action has been taken to rectify such violations; or

          (d) any other event, including but not limited to, a change in executive personnel or the addition or loss of major clients of the Subadvisor that might affect the ability of the Subadvisor to provide the Services provided for under this Agreement.

     8. Definitions. For the purposes of this Agreement, the terms "vote of a majority of the outstanding Shares," "affiliated person," "control,"
"interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     9. Indemnification. The Subadvisor shall indemnify and hold harmless the Advisor, the Trust and their respective trustees, directors, officers and shareholders from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

     The Advisor shall indemnify and hold harmless the Subadvisor, the Trust and their respective Trustees, directors, officers, employees and agents and shareholders from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its Investment Advisory Agreement with the Trust.

     10. Representations. Subadvisor represents that it is duly registered with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended. Advisor acknowledges receipt of a copy of Part II of Subadvisor's current Form ADV at least forty-eight (48) hours prior to execution of this Agreement. Adviser represents and confirms that the employment of Subadvisor is authorized by the governing documents relating to the Account and that:

          i. this Agreement has been duly authorized by appropriate action and by duly authorized persons and when executed and delivered will be legally binding upon Client in accordance with its terms; and

          ii. Advisor will deliver to Subadvisor evidence of such authority as Subadvisor may reasonably require, whether by way of a certified resolution or otherwise.

     11. Non-Confidentiality of Performance Results. Advisor agrees that Subadvisor may inform others that Trust is a client of Subadvisor and that Subadvisor may provide others with performance results related to Trust's account without disclosing the specific performance results of the Trust's account.

     12. Applicable Law and Jurisdiction. This Agreement shall be governed by Maryland law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the state of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

     13. Confidentiality. This Agreement is not binding on the Advisor unless the Subadvisor and Advisor have signed and are subject to a confidentiality and non-use agreement ("Non-Use Agreement"). For a period of two (2) years from the date of termination of this Agreement, the Subadvisor shall not attempt to develop, market or sell any product which uses or employs any Confidential Information, as that term is defined in the Non-Use Agreement.

     14. Miscellaneous. Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, attention President, or at such other address or to such other person as a party may from time to time specify.

     Subadvisor agrees that for a period of two (2) years from the date of termination of this Agreement, it shall not directly or indirectly, hire, employ or engage, or attempt to hire, employ or engage any employee of the Advisor or any affiliate thereof without the prior written permission of the Advisor.

     Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     Each party represents and warrants that it has all requisite authority to enter into and carry out its responsibilities under this Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first written above.

Witness:     Calvert  Asset  Management  Company,  Inc.
                   4550  Montgomery  Avenue,  Suite  1000N
                   Bethesda,  Maryland  20814

By:_______________________     By:______________________________


Witness:     Turner  Investment  Partners.  Inc.
                   1235  Westlakes  Drive,  Suite  350
                   Berwyn,  Pennsylvania  19312

By:________________________     By:_______________________________

              Fee Schedule to the Investment Subadvisory Agreement
                 between Calvert Asset Management Company, Inc.
                      and Turner Investment Partners, Inc.

     As compensation pursuant to Section 4 of the Investment Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Turner Investment Partners, Inc. (the "Subadvisor"), the Advisor shall pay the Subadvisor an annual Subadvisory fee computed daily and payable monthly, at an annual rate equal to:

     1.00%  of  the  first  $100  million of average daily net assets of Calvert
Social     Investment  Fund,  Technology  Portfolio  ("TP")  and

     0.90% on the average daily net assets of TP in excess of $100 million. Compensation shall commence on the first day Subadvisor provides active investment Subadvisory services for TP.